UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADIAL PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PLEASE VOTE YOUR PROXY TODAY!

March 29, 2023

Dear Stockholder,

According to our latest records, we have not received your voting instructions for the Special Meeting of the stockholders of Adial Pharmaceuticals, Inc. to be held on April 12, 2023, at 10:00 a.m. Eastern Time.

Your vote is critically important, no matter how many shares you hold. Please take one moment of your time today to vote your shares.

The Board recommends a vote FOR the Reverse Stock Split Proposal (Proposal 1) and FOR the Adjournment Proposal (Proposal 2). After careful consideration, the Board has determined that each proposal is in the best interests of the Company and its stockholders and has approved each proposal.

Please vote today without further delay. Voting by telephone or internet by following the instructions on the voting card sent to you will assist in recording your vote promptly. See instructions below. If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 967-0261. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Cary J. Claiborne
Cary J. Claiborne
President and Chief Executive Officer

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